Exhibit 99.2

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

/C O R R E C T I O N -- Ball Corporation/
 In the news release, Ball Reports First Quarter 2016 Results, issued 28-Apr-2016 by Ball Corporation over PR Newswire, we are advised by the company that in the "summary of the effects of the above transactions on after-tax earnings is as follows:" table, the "Per diluted share before above transactions" row in the 2016 column should read "$0.59" rather than "$0.58" as originally issued inadvertently. The complete, corrected release follows:
Ball Reports First Quarter 2016 Results

Highlights
●	First quarter comparable earnings per diluted share of 59 cents vs. 69 cents in 2015, due to competitive pricing in China, tough year-over-year comparisons in metal food packaging and start-up costs

●	Multiple growth capital projects ramping up to benefit remainder of 2016 and beyond

●	Americas metal beverage and global aerosol packaging volume growth offset by project start-up costs

●	Aerospace contracted backlog at the end of quarter $729 million; an increase of more than $100 million since year-end 2015

●	Proposed offer for Rexam PLC anticipated to close in late June

BROOMFIELD, Colo., April 28, 2016 – Ball Corporation (NYSE: BLL) today reported a first quarter 2016 net loss attributable to the corporation of $127 million, or a loss of 90 cents per diluted share (including after tax charges of $213 million, or $1.50 per diluted share for business consolidation, debt refinancing and other costs) on sales of $1.8 billion, compared to $21 million of net earnings attributable to the corporation, or 15 cents per diluted share (including after tax charges of $76 million, or 54 cents per diluted share for business consolidation costs, debt refinancing and other costs), on sales of $1.9 billion in the first quarter of 2015. Comparable earnings per diluted share were 59 cents in the first quarter 2016 versus 69 cents in the first quarter of 2015.
"Strong operating performance in our U.S. and European metal beverage businesses was offset by difficult year-over-year comparisons in our China metal beverage and U.S. metal food businesses, as well as start-up costs for growth projects," said John A. Hayes, chairman, president and chief executive officer. "Our proposed offer for Rexam continues to move forward and we expect the transaction to close in late June."
Details of comparable segment earnings, business consolidation activities, historical segment reporting, and Rexam transaction-related hedging and other costs can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.
Metal Beverage Packaging, Americas & Asia
Metal beverage packaging, Americas and Asia, comparable segment earnings in the first quarter 2016 were $102 million on sales of $937 million, compared to $125 million on sales of $1 billion in the first quarter 2015.
In North America and Brazil, first quarter volumes improved, all of which was more than offset by weakened demand and price erosion in China. During the first quarter, the company began production on one of

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

the new beverage can lines and multiple end lines at its Monterrey, Mexico, facility with a second beverage can line scheduled to start up in mid-2016. Start-up costs related to this major project will moderate in the second half of 2016 as production ramps to support our customers' demand.
Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, comparable segment earnings in the first quarter 2016 were $39 million on sales of $356 million, compared to $29 million on sales of $379 million in the first quarter 2015.
Comparable segment earnings were higher in the first quarter due to lower year-over-year aluminum premiums and strong manufacturing performance.
Metal Food & Household Products Packaging
Metal food and household products packaging comparable segment earnings in the first quarter 2016 were $20 million on sales of $284 million, compared to $30 million on sales of $308 million in the first quarter 2015.
During the first quarter, the segment faced difficult year-over-year volume comparisons, inventory holding losses and start-up costs related to the introduction of a new two-piece steel aerosol investment in the U.S. Demand for metal aerosol containers remains strong and related investments made in late 2015 will provide momentum throughout the remainder of 2016.
In February, the company also announced the closure of its Weirton, West Virginia, steel food and household metal service center, which is expected to cease production in early 2017. Certain equipment will be redeployed throughout Ball's existing U.S. manufacturing locations to support the segment's remaining facilities.
Aerospace and Technologies
Aerospace and technologies comparable quarterly segment earnings in the first quarter 2016 were $18 million on sales of $180 million, compared to $20 million on sales of $215 million in the first quarter 2015.
Across the segment, effective cost management continues and the company is in the final stages of negotiating multiple contracts for programs awarded in late 2015. As projected, contracted backlog grew more than $100 million to $729 million at the end of first quarter and anticipated meaningful quarter-on-quarter backlog improvement will further position the company for stronger segment performance in the future.
During the quarter, the business acquired Wavefront Technologies, a specialized engineering services firm that provides systems and network engineering, software development and analytical services for cyber and mission-focused programs within the U.S. government. Ball will leverage its existing hardware capabilities to complement this acquisition.
Outlook
"We continue to expect 2016 free cash flow to be in the range of 2015 free cash flow, excluding cash costs for the proposed Rexam acquisition. The multiple currency and interest rate hedges implemented throughout 2015 and early 2016 to mitigate risk related to the proposed acquisition continue to influence GAAP accounting results," said Scott C. Morrison, senior vice president and chief financial officer.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

"Operationally and from a demand perspective, our first quarter results were largely in line with our expectations. We fully expect for our businesses to gain momentum through the balance of this year as our cost optimization efforts are further realized and the growth capital deployed in 2015 transitions into full production," Hayes said. "We are nearing the finish line on our proposed offer for Rexam and look forward to reaping the benefits and increasing EVA dollar generation."
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 15,200 people worldwide and reported 2015 sales of $8.0 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.
Conference Call Details
Ball Corporation (NYSE: BLL) will announce its first quarter 2016 earnings on Thursday, April 28, 2016, before trading begins on the New York Stock Exchange. At 9 a.m. Mountain time on that day (11 a.m. Eastern), Ball will hold its regular quarterly conference call on the company's results and performance. The North American toll-free number for the call is 877‑256‑8251. International callers should dial 303‑223‑4387. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/gkokx7ip

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on April 28, 2016, until 11 a.m. Mountain time on May 5, 2016. To access the replay, call 800‑633‑8284 (North American callers) or 402‑977‑9140 (international callers) and use reservation number 21808467. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates" and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10‑K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including, with respect to the proposed Rexam PLC acquisition, the effect of the announcement of the acquisition on our business relationships, operating results and business generally; the occurrence of any event or other circumstances that could give rise to the termination of our definitive agreement with Rexam PLC in respect of the acquisition; the outcome of any legal proceedings that may be instituted against us related to the definitive agreement with Rexam PLC; the failure to satisfy conditions to completion of the acquisition of Rexam PLC, including the receipt of all required regulatory approvals; and failure to complete the sale of the Divestment Business.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

Condensed Financial Statements (First Quarter 2016)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended March 31,
($ in millions, except per share amounts)	2016	2015

Net sales	$1,756	$1,923

Costs and expenses

Cost of sales (excluding depreciation and amortization)	(1,416)	(1,561)
Depreciation and amortization	(75)	(68)
Selling, general and administrative	(108)	(116)
Business consolidation and other activities	(267)	(52)

	(1,866)	(1,797)

Earnings (loss) before interest and taxes	(110)	126

Interest expense	(38)	(38)
Debt refinancing and other costs	(61)	(60)
Total interest expense	(99)	(98)
Earnings (loss) before taxes	(209)	28
Tax (provision) benefit	83	(1)
Equity in results of affiliates, net of tax	(1)	1

Net earnings (loss)	(127)	28

Less net earnings attributable to noncontrolling interests	−	(7)

Net earnings (loss) attributable to Ball Corporation	$(127)	$21

Earnings (Loss) per share:
Basic	$(0.90)	$0.15
Diluted	$(0.90)	$0.15

Weighted average shares outstanding (000s):
Basic	141,793	137,086
Diluted	141,793	141,076

Condensed Financial Statements (First Quarter 2016)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
($ in millions)	2016	2015

Cash Flows from Operating Activities:
Net earnings (loss)	$(127)	$28
Depreciation and amortization	75	68
Business consolidation and other activities	267	52
Deferred tax provision	(50)	(25)
Other, net	10	10
Changes in working capital	(561)	(314)
Cash provided by (used in) operating activities	(386)	(181)

Cash Flows from Investing Activities:
Capital expenditures	(138)	(105)
Business acquisitions	(36)	(29)
Other, net	(11)	14
Cash provided by (used in) investing activities	(185)	(120)

Cash Flows from Financing Activities:
Changes in borrowings, net	704	358
Net issuances (purchases) of common stock	(91)	6
Dividends	(19)	(18)
Other, net	(22)	(18)
Cash provided by (used in) financing activities	572	328
Effect of currency exchange rate changes on cash	(20)	11
Change in cash	(19)	38
Cash–beginning of period	224	191
Cash–end of period	$205	$229

Condensed Financial Statements (First Quarter 2016)

Unaudited Condensed Consolidated Balance Sheets

	March 31,
($ in millions)	2016	2015

Assets
Current assets
Cash and cash equivalents	$205	$229
Receivables, net	1,022	1,044
Inventories, net	956	1,033
Deferred taxes and other current assets	140	162
Total current assets	2,323	2,468
Property, plant and equipment, net	2,730	2,424
Goodwill	2,251	2,178
Restricted cash	2,099	−
Other assets, net	656	535
Total assets	$10,059	$7,605

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$391	$345
Payables and other accrued liabilities	1,841	1,695
Total current liabilities	2,232	2,040
Long-term debt	5,408	3,096
Other long-term liabilities	1,341	1,316
Shareholders' equity	1,078	1,153
Total liabilities and shareholders' equity	$10,059	$7,605

Notes to the Condensed Financial Statements (First Quarter 2016)

1. Business Segment Information

	Three Months Ended March 31,
($ in millions)	2016	2015

Net sales–

Metal beverage packaging, Americas & Asia	$937	$1,023
Metal beverage packaging, Europe	356	379
Metal food & household products packaging	284	308
Aerospace & technologies	180	215
Corporate and intercompany eliminations	(1)	(2)
Net sales	$1,756	$1,923

Earnings (loss) before interest and taxes–

Metal beverage packaging, Americas & Asia	$102	$125
Business consolidation and other activities	(4)	(2)
Total metal beverage packaging, Americas & Asia	98	123

Metal beverage packaging, Europe	39	29
Business consolidation and other activities	(4)	(2)
Total metal beverage packaging, Europe	35	27

Metal food & household products packaging	20	30
Business consolidation and other activities	(14)	−
Total metal food & household products packaging	6	30

Aerospace & technologies	18	20
Business consolidation and other activities	−	1
Total aerospace & technologies	18	21

Segment earnings before interest and taxes	157	201

Undistributed corporate expenses and intercompany eliminations, net	(22)	(26)
Business consolidation and other activities	(245)	(49)
Total undistributed corporate expenses and intercompany eliminations, net	(267)	(75)

Earnings (loss) before interest and taxes	$(110)	$126

Notes to the Condensed Financial Statements (First Quarter 2016)

2. Business Consolidation, Debt Refinancing and Other Activities

	Announcement	Three Months Ended March 31,
($ in millions)	Date	2016	2015

Business Consolidation and Other Activities:
Metal beverage packaging, Americas & Asia
Individually insignificant items		$(4)	$(2)

Metal beverage packaging, Europe
Rexam transaction costs (1)	Jan. 2016	(4)	-
Individually insignificant items		-	(2)
Total metal beverage packaging, Europe		(4)	(2)

Metal food & household products packaging
Weirton facility closure costs (2)	Feb. 2016	(9)	-
Individually insignificant items	Mar. 2016	(5)	-
Total metal food & household products packaging		(14)	-

Aerospace & technologies
Individually insignificant items		-	1

Corporate
Currency exchange loss for restricted cash, intercompany loans and 2020, 2023 euro senior notes (3)	Dec. 2015	(96)	-
Economic hedge - currency exchange rate risk (1)	Feb. 2015	(88)	(28)
Cross-currency swaps (4)	Dec. 2015	(36)	-
Rexam transaction costs (1)	Feb. 2015	(24)	(20)
Individually insignificant items		(1)	(1)
Total corporate		(245)	(49)

Total business consolidation and other activities, pretax		(267)	(52)
Tax effect on business consolidation and other activities		96	17
Individually insignificant items		(2)	(2)
Total tax effect		94	(15)
Total business consolidation and other activities, net of tax		$(173)	$(37)

Debt Refinancing and Other Costs:
Interest expense on 3.5% and 4.375% senior notes (7)	Dec. 2015	$(25)	$-
Economic hedge - interest rate risk (1)	Feb. 2015	(16)	-
Refinancing of bridge and revolving credit facilities (5)	Mar. 2016	(13)	-
Amortization of unsecured, committed bridge facility financing fees (6)	Feb. 2015	(7)	(2)
Redemption of 6.75% and 5.75% senior notes, due September 2020 and May 2021, respectively, and refinance of senior credit facilities (8)	Feb. 2015	-	(58)
Total debt refinancing and other costs		(61)	(60)
Tax effect		21	21
Total debt refinancing and other costs, net of tax		$(40)	$(39)
______________________________________________________
(1)	During the first quarters of 2016 and 2015, the company recorded charges for professional services and other costs associated with the proposed acquisition of Rexam announced in February 2015.

Also during the first quarters of 2016 and 2015, the company recorded losses related to derivative financial instruments to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the proposed Rexam acquisition purchase price and entered into derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances also in connection with the cash portion of the proposed Rexam acquisition purchase price.

(2)
During the first quarter of 2016, the company announced the closure of the Weirton, West Virginia, plant, a food and household packaging flat sheet production and end-making facility, which will cease production in early 2017. Charges in the first quarter of 2016 were comprised of employee severance and benefits, facility shutdown costs, and asset impairment and disposal costs.

(3)
The company recorded foreign currency exchange losses from the revaluation of foreign currency denominated restricted cash, intercompany loans related to the cash component of the proposed Rexam acquisition purchase price and the revaluation of the euro-denominated debt issuances in December 2015 (see Note 6).

(4)
In connection with the December 2015 issuance of $1 billion of U.S. dollar senior notes due 2020, the company executed cross-currency swaps to convert the fixed-rate U.S. dollar debt issuance to fixed-rate euro debt for the life of the notes to more effectively match the future cash flows of our business. These contracts are not accounted for as hedges, and therefore, changes in the fair value of these contracts are recognized in earnings.

Notes to the Condensed Financial Statements (First Quarter 2016)

2. Business Consolidation, Debt Refinancing and Other Activities (continued)

(5)
In March 2016, the company entered into a new $4.1 billion senior secured credit facility which includes a multicurrency revolving facility, a Term A U.S. dollar loan and a Term A euro loan all maturing in 2021. These facilities replaced the company's existing revolving credit facility and the unsecured, committed bridge facilities that were entered into in February 2015. Ball intends to use the net proceeds from the Term A U.S. dollar loan and the Term A euro loan to fund a portion of the cash component of the proposed Rexam acquisition purchase price.

During the first quarter of 2016, the company recorded charges for the write off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and the unsecured, committed bridge facility. Also in the first quarter of 2016, the company recorded interest expense related to the new Term A U.S. dollar and Term A euro loans.

(6)
During the first quarters of 2016 and 2015, the company recorded charges for the amortization of deferred financing costs associated with the £3.3 billion unsecured, committed bridge facility, entered into in February 2015, in connection with the proposed Rexam acquisition purchase price.

(7)
During the first quarter of 2016, the company recorded interest expense associated with the $1 billion of 4.375 percent senior notes and €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023.  Ball intends to use the net proceeds from these borrowings to fund a portion of the cash component of the proposed Rexam acquisition purchase price.

(8)
In February 2015, the company entered into a new $3 billion revolving credit facility to: 1) replace its existing revolving credit facility, 2) repay its Term C loan, 3) repay the outstanding balance on the existing revolving credit facility, 4) redeem the 2020 and 2021 senior notes and 5) repay the existing private placement debt of Rexam upon closing of the proposed acquisition of Rexam.

During the first quarter of 2015, the company recorded charges for the write off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and repayment of the Term C loan.

In March 2015, the company completed the redemption of both its outstanding 2020 and 2021 senior notes and recorded charges for the associated call premiums and the write offs of unamortized financing costs and premiums.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended March 31,
($ in millions, except per share amounts)	2016		2015

Net earnings (loss) attributable to Ball Corporation	$(127)		$21
Add: Business consolidation and other activities, net of tax	173		37
Add: Debt refinancing and other costs, net of tax	40		39
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$86		$97
Per diluted share before above transactions	$0.59	(a)	$0.69

(a) The company reported a U.S. GAAP net loss in the first three months of 2016 and, as a result, all potentially issuable securities were excluded in the diluted earnings per share calculation as their effect would have been anti-dilutive. Had the securities been included, weighted average shares applicable to diluted earnings per share would have been 145,100. Comparable net earnings for the first three months of 2016 was positive; therefore, 145,100 weighted average shares were used to calculate diluted earnings per share for comparable net earnings.

Notes to the Condensed Financial Statements (First Quarter 2016)

2. Business Consolidation, Debt Refinancing and Other Activities (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended March 31,
($ in millions)	2016	2015

Net earnings (loss) attributable to Ball Corporation	$(127)	$21
Add: Net earnings attributable to noncontrolling interests	-	7
Net earnings (loss)	(127)	28
Less: Equity in results of affiliates, net of tax	1	(1)
Add: Tax provision (benefit)	(83)	1
Earnings (loss) before taxes	(209)	28
Add: Total interest expense	99	98
Earnings (loss) before interest and taxes	(110)	126
Add: Business consolidation and other activities	267	52

EBIT before above transactions (Comparable EBIT)	$157	$178

Non-U.S. GAAP Measures–Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in this earnings release and quarterly and annual regulatory filings.